Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Northfield Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-186270 of Northfield Bancorp, Inc. on Form S-8 of our report dated June 27, 2024, relating to the financial statements appearing in this Annual Report on Form 11-K of the Northfield Bank Employee Savings Plan.

/s/ Withum Smith + Brown, PC
New York, NY
June 27, 2024